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                                                                     EXHIBIT 3.2

                         CERTIFICATE OF AMENDMENT OF THE
            EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         QUATRX PHARMACEUTICALS COMPANY

      The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

      FIRST: That Article IV(A) of the Eighth Amended and Restated Certificate of Incorporation (the "Certificate") of QuatRx Pharmaceuticals Company is hereby amended and restated to read as follows:

            "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 164,979,508 shares, 94,919,416 shares of which shall be common stock, par value $0.01 per share (the "COMMON STOCK") and 70,060,092 of which shall be preferred stock, par value $0.01 per share (the "PREFERRED STOCK")."

      SECOND: That Article IV(D)2(b) of the Eighth Amended and Restated Certificate of Incorporation (the "Certificate") of QuatRx Pharmaceuticals Company is hereby amended and restated to read as follows:

            "Election to Board of Directors. The Corporation's Board of Directors shall consist of ten (10) members. The holders of the Series A Preferred, voting together as a single class (and separately from the holders of the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock) will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series B Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series C Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect two (2) members to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series D Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect two (2) members to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series D-1 Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred), will be entitled to elect one (1) member of the Board of Directors (and

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            to fill any vacancy with respect thereto). The holders of the Common
            Stock, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the
            Series C Preferred, the Series D Preferred and the Series D-1 Preferred), will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Common Stock, Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred, voting together as a single class, will be entitled to elect two (2) members to the Board of Directors (and to fill any vacancy with respect thereto)."

      THIRD: That Article IV(D)5(d)(6) of the Certificate of said corporation is hereby amended and restated to read as follows:

            "(6) alter the size of the Board of Directors of the Corporation from ten (10) directors;"

      FOURTH: That the Board of Directors of QuatRx Pharmaceuticals Company duly adopted resolutions by unanimous written consent approving this Certificate of Amendment, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of said corporation.

      FIFTH: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation duly approved this Certificate of Amendment by the required vote of shareholders by written consent in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

      SIXTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of January, 2006.

                                        /s/ Robert L. Zerbe
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                                        Robert L. Zerbe, M.D.
                                        President and Chief Executive Officer

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